Exhibit 10.15.2

                 SECOND AMENDMENT TO THE 1994
             UNION CARBIDE LONG-TERM INCENTIVE PLAN


     The 1994 Union Carbide Long-Term Incentive Plan (the "Plan")
is hereby amended as follows:
     1.     Section 6.4 of the Plan is amended in its entirety to
read as follows:
"     6.4:     An option may be exercised
with respect to part or all of the shares subject to the option by giving written notice to the Corporation of the exercise of the option. The option price for the shares for which an option is exercised shall be paid on or within ten business days after the date of exercise. The terms of the stock option may provide that the option price may be paid (i) in cash, (ii) in whole shares of common stock of the Corporation owned by the Participant prior to exercising the option,
(iii) by having the Corporation withhold a number of shares from the exercise, equal in value to the option price, or (iv) in a combination of cash and delivery of shares, or cash and withholding of shares of common stock. The value of any share of common stock delivered or withheld in payment of the option price shall be its Market Price on the date the option is exercised."


     2.     A new Section 6.7 is added to the Plan to read as
follows:
"     6.7:     In order to enable the
Corporation to meet any applicable federal, state or local withholding tax requirements arising as a result of the exercise of a stock option, a Participant shall pay the Corporation the amount of tax to be withheld or may elect to satisfy such obligation by having the Corporation withhold shares that otherwise would be delivered to the Participant pursuant to the exercise of the option for which the tax is being withheld, by delivering to the Corporation other shares of common stock of the Corporation owned by the Participant prior to exercising the option, or by making a payment to the Corporation consisting of a combination of cash and such shares of common stock. Such an election shall be subject to the following: (a) the election shall be made in such manner as may be prescribed by the Committee and the Committee shall have the right, in its discretion, to disapprove such election; and (b) the election shall be made prior to the date to be used to determine the tax to be withheld and shall be irrevocable.
The value of any share of common stock to be withheld by the Corporation or delivered to the Corporation pursuant to this Section 6.7 shall be the Market Price on the date to be used to determine the amount of tax to be withheld."


     3.     Section 9.1 of the Plan is amended to add the
following paragraph at the end thereof:
"     Alternatively, the terms of the stock
or Restricted Stock grant may allow for the Participant to satisfy tax withholding obligations by delivering whole shares of common stock of the Corporation to the Corporation or; the value of any shares of common stock delivered in payment of tax withholding obligations shall be its Market
Price on the date to be used to determine the amount of income tax to be paid."


     4. The amendments set forth herein shall be effective as of October 1, 1997.

Signed this 1st day of October, 1997.

                            UNION CARBIDE CORPORATION



                            By: /s/ M.A. Kessinger